Exhibit 99.1

February 21, 2018

Fellow Shareholders,

Roku capped off a milestone year with a fantastic fourth quarter in 2017, and we are very excited about our plans for 2018. Our focus on providing the best TV streaming experience for consumers, a leading streaming advertising platform for brands and ad agencies, and a highly efficient streaming content distribution platform for our partners is propelling our growth. Full year 2017 revenues of $513 million, grew 29% year-over-year (‘YoY’) driven by accelerating platform revenue growth of 115% YoY to $225 million with advertising as a key component. We also generated positive full-year operating cash flow for the first time. We continued to see a shift in account growth to our Roku TV licensing program with more than half of new accounts coming from licensed sources in the fourth quarter.  One of our Roku TV partners, TCL, achieved the #3 spot for U.S. smart TV sales in 2017, up from #19 in 2014. In 2018 we plan to continue to enhance the TV streaming experience and to expand our presence in the home.

A few Q4 2017 summary highlights:

•	Total net revenue grew 28% YoY to $188.3 million driven by platform growth of 129% YoY to $85.4 million;
•	Gross profit grew 64% YoY to $73.5 million;
•	Active Accounts increased 44% YoY to 19.3 million at quarter end;
•	Streaming Hours grew 55% YoY to 4.3 billion hours;
•	Average Revenue Per User (ARPU) grew 48% YoY to $13.78 (trailing twelve-month basis).

Key Operating Metrics	Q4 16	Q1 17	Q2 17	Q3 17	Q4 17	YoY $	YoY %
Active Accounts (millions)	13.4	14.2	15.1	16.7	19.3	5.9	44%
Streaming Hours (billions)	2.8	3.3	3.5	3.8	4.3	1.5	55%
ARPU ($)	$9.28	$10.04	$11.22	$12.68	$13.78	$4.50	48%

Summary Financials ($ in thousands)	Q4 16	Q1 17	Q2 17	Q3 17	Q4 17	YoY $	YoY %
Player	$110,024	$63,678	$53,651	$67,254	$102,824	$(7,200)	-7%
Platform	37,316	36,415	45,976	57,528	85,437	48,121	129%
Total net revenue	147,340	100,093	99,627	124,782	188,261	40,921	28%
Player cost of revenue	94,290	52,910	50,212	61,925	93,057	(1,233)	-1%
Platform cost of revenue	8,387	8,343	11,778	12,962	21,743	13,356	159%
Total cost of revenue	102,677	61,253	61,990	74,887	114,800	12,123	12%
Player gross profit	15,734	10,768	3,439	5,329	9,767	(5,967)	-38%
Platform gross profit	28,929	28,072	34,198	44,566	63,694	34,765	120%
Total gross profit	44,663	38,840	37,637	49,895	73,461	28,798	64%
Player gross margin %	14.3%	16.9%	6.4%	7.9%	9.5%		-480	bps
Platform gross margin %	77.5%	77.1%	74.4%	77.5%	74.6%		-297	bps
Total gross margin %	30%	39%	38%	40%	39%		871	bps
R&D	19,477	22,342	25,776	28,532	31,295	11,818	61%
Sales and marketing	13,799	14,055	14,667	16,216	19,131	5,332	39%
G&A	8,008	10,278	10,577	13,039	13,541	5,533	69%
Total operating expenses	41,284	46,675	51,020	57,787	63,967	22,683	55%
Income (loss) from operations	$3,379	$(7,835)	$(13,383)	$(7,892)	$9,494	$6,115	181%
Adjusted EBITDA [1]	$6,670	$(4,413)	$(9,632)	$(3,665)	$14,383	$7,713	116%
Adjusted EBITDA margin %	4.5%	-4.4%	-9.7%	-2.9%	7.6%		311	bps
[1] Refer to the reconciliation of net income (loss) to adjusted EBITDA in the non-gaap information.

Roku Q4 2017 Shareholder Letter	1

2017 full year and Q4 financial highlights

Total net revenue and gross profit

2017 was a milestone year on many fronts with net revenue growth accelerating to 29% year-over-year, up from 25% in 2016, to $513 million. Importantly, platform revenues were up 115% year-over-year to a record $225 million helping accelerate gross profit growth, up 65% to $200 million, and deliver nearly 9 percentage points of gross margin expansion to 39% as a percentage of revenues.

In Q4 2017, total net revenue increased 28% year-over-year to $188.3 million. Q4 2017 gross profit grew materially faster than revenues, up 64% year-over-year to $73.5 million driven by an increasing mix of higher-margin platform revenue which represented 87% of total gross profit in the fourth quarter of 2017, up from 65% in fourth quarter of 2016.  This was a key driver of gross margin expansion of 9 percentage points to 39% in the fourth quarter of 2017.

Key operating metrics

Active Accounts up 44% YoY to 19.3 million

As of December 31, 2017, active accounts totaled 19.3 million, up 44% year-over-year. Importantly, for the second quarter in a row more than half of new accounts in the quarter came from licensed sources with the largest and fastest-growing portion coming from Roku TVs.

Streaming hours up 59% YoY to 14.8 billion

Consumers win with TV streaming – they get more content, a better user experience, and more control over what they spend for content. In 2017, Roku users streamed 14.8 billion hours, up 59% year-over-year. Q4 2017 streaming hours increased 55% year-over-year to 4.3 billion hours. We continue to see increasing engagement on the platform which is a key driver of monetization.

ARPU up 48% YoY to $13.78

Trailing twelve-month ARPU in the fourth quarter was a record $13.78, up 48% year-over-year. ARPU has more than doubled in the last two years as our platform monetization efforts, primarily advertising, continue to take hold. The majority of our advertising revenue comes from video ads we serve on ad-supported channels, but we continue to see very strong audience development and brand sponsorship ad growth as well.

Segment highlights

Platform segment

2017 was another year of accelerating growth in our Platform segment, which more than doubled, driven by broad based strength across our advertising and content distribution services. In the fourth quarter, Platform revenue grew 129% year-over-year to $85.4 million, and was 45% of total revenue, up from 25% in the prior year. Advertising was particularly strong representing approximately three quarters of our platform revenues, up from less than two thirds in the prior year. Platform gross profit for the fourth quarter of 2017 increased 120% year-over-year to $63.7 million, or 75% gross margin. As expected, mix shift to video advertising, which has lower average gross margin, resulted in roughly 3 percentage points of platform gross margin decline year-over-year.

Player segment

Our strategy to build scale is focused on driving account growth through multiple sources, including selling streaming players at retail. Our primary focus in selling players is to increase active accounts; we are not focused on maximizing hardware revenue and hardware gross profit.  This means we often use tools like lowering suggested retail prices or running pricing promotions. For example, we

Roku Q4 2017 Shareholder Letter	2

introduced a low-cost Roku Express model priced at $29.99 in the fourth quarter of 2016 and we have seen tremendous success. In Q4 2017, player units grew 8% year-over-year and the mix shift to a lower-priced product along with price reductions on our high-end Ultra model resulted in a 14% year-over-year decline in average selling price and a 7% year-over-year decline in player revenue to $102.8 million. Our deliberate strategy to drive account growth through our Roku TV licensing program, emphasizing sales of lower-cost players and building up our player licensing program continues to prove effective, as demonstrated by 44% active account growth in the fourth quarter of 2017.

Operating expenses, adjusted EBITDA and net income

Gross profit for the fourth quarter was $73.5 million, exceeding total operating expenses for the period, which increased 55% year-over-year to $64.0 million resulting in a positive $9.5 million of operating profit, our second profitable 4th quarter. Research and development expenses increased 61% to $31.3 million, sales and marketing increased 39% to $19.1 million and G&A increased 69% to $13.5 million, on a year-over-year basis. Excluding stock based compensation of $3.4 million and depreciation and amortization of $1.5 million, adjusted EBITDA improved to a positive $14.4 million in Q4 2017, or 8% adjusted EBITDA margin as a percent of revenue, compared to $6.7 million adjusted EBITDA profit, or 5% adjusted EBITDA margin, in the prior year period.

Fourth quarter net income of $6.9 million, or $0.06 per fully diluted share,  was impacted by a $2.3 million charge included in other expenses related to the extinguishment of debt.

Operating Cash Flow and Balance Sheet

Roku generated positive operating cash flow of $37 million in 2017 largely driven by favorable working capital benefit and deferred revenue increase, compared to $32 million negative operating cash flow in 2016, and ended the year with $177 million of cash and marketable securities and no debt.

Roku Q4 2017 Shareholder Letter	3

2018 Opportunities

In 2018 we plan to continue our strategy of driving long term shareholder value through investments we believe will continue to grow ARPU, drive engagement, and make the Roku experience even better for our users and partners.

1.	Roku TV – A Better TV

We expect most smart TV companies to license an operating system – just like in other large markets – such as computers and smartphones.  Content publishers won’t want to support a fragmented TV ecosystem, and TV hardware companies rarely have the needed software expertise to develop proprietary operating systems. This consolidation trend is evident in Roku's growth in the U.S. over the last three years. Having grown from zero in 2014, Roku TVs represented approximately one in five smart TV sales in the U.S. in 2017. In Q4, we added Funai Electric to our Roku TV™ licensing program, extending the program to the Philips and Magnavox brands. We are focused on maintaining our position as the largest licensor of a smart TV OS.

There is tremendous room for innovation in a TV OS.  TV companies focus their R&D on picture quality and panel technology, but there has been little innovation in the software that runs on TVs. Roku designs a modern, connected, easy-to-use software platform for smart TVs.

Roku’s OEM partners are not just building great streaming TVs — Roku TV is a better TV. This means we are working with TV OEMs to produce TVs that cost less to manufacture, have a very large selection of content, are incredibly easy to use, get regular software updates with new features and functionality, and connect to your home entertainment network and lifestyle.

2.	Home Entertainment Network

Home entertainment devices are becoming connected to each other and the Internet, making it easy to enjoy content streamed to these devices. Roku calls this new way of experiencing entertainment in a home the "Home Entertainment Network," and we believe homes all around the world will have one.

The transition to Home Entertainment Networks is a big opportunity for Roku. Already the primary source of audio in the living room, we believe that the TV will be the center of this network. We recently announced smart sound bar and smart speaker reference designs to expand the products that our Roku OS licensees (and potential new partners) can build and sell – and more importantly that connect to a Roku TV. We are also very excited by the opportunity for our voice assistant, Roku Entertainment Assistant that we are planning to launch this fall and our Roku Connect software that will enable more devices to integrate with the Roku ecosystem. We intend to make it super simple for consumers to improve the quality of audio from the TV within the Roku ecosystem. For example, a stereo sound bar would be easy to set up or a surround sound system would seamlessly connect to the TV via Wi-Fi. Extending audio and control of the TV beyond the living-room will also be simplified.

We expect these enhancements to the Roku platform to increase user engagement and touch points across our large base of active accounts. This in turn should attract more consumers to purchase and use Roku devices.

3.	Platform Segment

We saw continued strong acceleration of our platform segment in 2017, driven by large secular forces that are reshaping the TV industry overall, and prior investments that are beginning to bear fruit. The traditional cable industry is experiencing accelerated cord cutting, losing 2.6 million consumers in just the first nine months of 2017 compared to 1.7 million in all of 2016, according to a study by MoffetNathanson. Linear prime-time TV impressions in December 2017 also declined 10% year-over-year, according to Pivotal Research. In contrast, to this linear TV decline, our active accounts increased and streaming hours increased 44% and 55% year-over-year in Q4 2017, respectively.

Roku Q4 2017 Shareholder Letter	4

At over 19 million active accounts globally, Roku has built one of the biggest, most advanced content distribution platforms of any U.S. company. If we were a traditional MVPD, we'd be a top 3 distributor in the U.S. after Comcast, AT&T, and just ahead of Charter. Scale is helping drive our continued success. We have become an increasingly vital part of our content partners' OTT distribution plans. We balance new service launch timing with achieving a superior streaming experience for our users and fair economics with our content distribution partners.

We believe there is still plenty of opportunity for innovation in our platform segment, to grow competitive differentiation, engagement, monetization, and reach.

4.	The Roku OTT Advertising Platform

As more consumers shift their TV viewing to OTT, advertisers are increasingly following them. Our ad strategy is premised on three simple goals: providing advertisers with the ability to continue reaching TV viewers as viewers migrate out of the traditional linear TV ecosystem; significantly advancing the state of TV advertising by enabling the measurement, targeting and interactivity that advertisers have come to expect from modern digital media; and by continued innovation in the streaming advertising experience.

We made great strides against these goals in 2017. In H1, we began offering TV advertisers guaranteed delivery against their target age and gender ("demographic guarantees"), leveraging our Nielsen DAR implementation and growing data science capabilities. We expect addressable and demographic-guaranteed advertising to continue growing quickly as a share of our overall 2018 ad revenues.

In Q4 of 2017, we began using our recently launched ACR capabilities to demonstrate to TV advertisers the incremental (non-duplicated) TV viewers they could reach on the Roku platform relative to a linear-only ad campaign. Giving traditional TV ad buying teams the ability to quantify incremental TV reach using the same currency that drives all TV buying led to a significant acceleration in the revenues we derive from TV ad budgets, a trend we expect to continue in 2018.

2017 was also a breakout year for Roku's advertising business with our ability to offer targeted advertising beyond simply age and gender, or what many in the TV industry would call "1-to-1" or "addressable" advertising. Most of the video inventory we sell now flows through the Roku Ad Framework, ensuring we have all the targeting and interactivity capabilities we've built into the Roku OS. We also significantly enhanced our ad serving, programmatic ad sales, data management, and ad inventory management capabilities.

Our investments in advertising technology and staffing are paying off. Ad revenues more than doubled and more than half of Ad Age’s top 200 national advertisers are now Roku clients.

Looking forward to 2018, we are excited about this momentum, and the opportunity to create more advanced new ad products, like the ACR-based ad products that we began beta-testing with clients in Q4 and Q1, as well as the new suite of measurement products called Roku Ad Insights announced in January.

5.	The Roku Channel – High Demand for Free, Ad Supported Content

In September we launched The Roku Channel, an important step in the evolution of the Roku platform:

•	For many content publishers and owners building, promoting and maintaining their own bespoke, branded app will not be the most efficient way to win OTT audiences.

Roku Q4 2017 Shareholder Letter	5

•	We see an opportunity to significantly improve how consumers discover content through better UIs, and by leveraging our rich data to personalize it.
•	We fully control the ad experience, which we believe can be improved through innovation.

The Roku Channel has grown quickly to a top 20 channel overall on Roku devices based on hours streamed, and is now the #3 ad supported channel on the Roku platform. Currently featuring free, ad-supported movies and TV shows, The Roku Channel addresses a top request from our customers - free content - while also providing a strong growth path for Roku advertising sales, the fastest growing and largest part of our Platform segment revenues.

2018 Full Year and Q1 Outlook

We enter 2018 with strong momentum and are very encouraged by the trends we are seeing in our Platform segment which we expect to contribute the majority of our total net revenue in 2018, and the vast majority of our total gross profit.  Given the trajectory of the Platform segment, we expect rapid revenue growth and gross margin expansion to continue in 2018.  We plan to remain focused on driving active account growth, overall gross profit dollar growth, and increasing customer value.  Our profitability goal for the year is to operate our business at, or near, break-even on an operating cash flow basis while we reinvest gross profit into strategic areas that can drive continued long-term growth.

Please note that outlook figures take into account the impact of the new revenue recognition standard ASC 606 adoption.  Overall, the impact of ASC 606 is not expected to be material for the full year of 2018 revenue but we do anticipate that the new revenue recognition standards will add quarterly variability based on size and timing of signing of new agreements with content partners and Roku Powered licenses. As it relates to gross profit and adjusted EBITDA, we estimate ASC 606 adoption is expected to reduce gross profit and adjusted EBITDA by roughly $10 million. Based on information available as of February 21, 2018, we are providing the following full year 2018 and Q1 2018 outlook:

Full Year 2018 outlook

•	Total Net Revenue: $660 million to $690 million;
•	Total Gross Profit: $275 million to $295 million;
•	Net Income Loss: ($55) million to ($40) million;
•	Adjusted EBITDA: ($25) million loss to ($10) million.

Reconciling Items between net loss and non-GAAP adjusted EBITDA consist of stock based compensation of approximately $24 million, depreciation and amortization and other net adjustments of approximately $8 million partially offset by interest and other income of approximately $2 million.

Q1 2018 Outlook

•	Total Net Revenue: $120 million to $130 million;
•	Total Gross Profit: $52 million to $58 million;
•	Net Income Loss: ($21) million to ($15) million;
•	Adjusted EBITDA Loss: ($16) million to ($10) million.

Reconciling Items between net loss and non-GAAP adjusted EBITDA consist of stock based compensation of approximately $4 million, depreciation and amortization and other net adjustments of approximately $1.5 million, partially offset by interest and other income of approximately $0.5 million.

Roku Q4 2017 Shareholder Letter	6

Summary

The tectonic shifts we are seeing in the media and entertainment industries continue to strengthen our streaming opportunity, creating new paths for Roku to pursue and deliver rapid revenue and gross profit growth. The fourth quarter of 2017 was a fantastic quarter for Roku, reinforcing our leading position in smart TVs, streaming players, OTT advertising and content distribution. We have never been more excited about the future of our business.

Happy Streaming!

Sincerely,

Anthony Wood, Founder & CEO

Steve Louden, CFO

Roku Q4 2017 Shareholder Letter	7

Conference Call Webcast – 2pm PST February 21st, 2018

The Company will host a webcast of its conference call to discuss the Q4 2017 results at 2p.m. Pacific Time / 5p.m. Eastern Time. Participants may access the live webcast in listen-only mode on the Roku investor relations website at ir.roku.com. An archived webcast of the conference call will also be available at ir.roku.com following the call.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and Roku TVTM models are available around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku is headquartered in Los Gatos, Calif. U.S.A.

Roku Inc.

Investor Relations

James Samford

ir@roku.com

or

Media

Tricia Mifsud

tmifsud@roku.com

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA and pro forma basic and diluted net income (loss) per share.  In order for Roku’s investors to be better able to compare its current results with those of previous periods, Roku has shown a reconciliation of GAAP to non-GAAP financial measures as an appendix to this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax expense where applicable. The pro forma basic and diluted net income (loss) per share reconciliation gives effect to the conversion of outstanding convertible preferred stock using the as-if converted method into common shares as though the conversion had occurred as of the beginning of the period. Also, the numerator has been adjusted to reverse the fair value adjustments related to the convertible preferred stock warrants as they will become warrants to purchase common stock and at such time will no longer required periodic revaluation. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and you should not consider them in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “seek,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by

Roku Q4 2017 Shareholder Letter	8

the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include our financial outlook for the first quarter of 2018 and for the full fiscal year, the momentum in our Roku TV program, the establishment of a home entertainment network program and sale of related products, the growth of our platform segment, the evolution of the TV streaming ecosystem and continued development of our advertising business and the content we make available to consumers on our platform, the growth in ARPU and active accounts and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.  Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Roku Q4 2017 Shareholder Letter	9

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)

(unaudited)

	Three Months ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(in thousands, except per share data)
Net Revenue:
Player	$102,824	$110,024	$287,407	$293,929
Platform	85,437	37,316	225,356	104,720
Total net revenue	188,261	147,340	512,763	398,649
Cost of Revenue:
Player	93,057	94,290	258,104	249,821
Platform	21,743	8,387	54,826	27,783
Total cost of revenue	114,800	102,677	312,930	277,604
Gross Profit:
Player	9,767	15,734	29,303	44,108
Platform	63,694	28,929	170,530	76,937
Total gross profit	73,461	44,663	199,833	121,045
Operating Expenses:
Research and development (1)	31,295	19,477	107,945	76,177
Sales and marketing (1)	19,131	13,799	64,069	52,888
General and administrative (1)	13,541	8,008	47,435	35,341
Total operating expenses	63,967	41,284	219,449	164,406
Income (Loss) from Operations	9,494	3,379	(19,616)	(43,361)
Other Income (Expense), Net:
Interest expense	(326)	309	(1,612)	146
Loss on extinguishment of debt	(2,338)	—	(2,338)	—
Change in fair value of preferred stock warrant liability	—	(199)	(40,333)	888
Other income (expense), net	282	(154)	705	(220)
Total other income (expense), net	(2,382)	(44)	(43,578)	814
Income (Loss) Before Income Taxes	7,112	3,335	(63,194)	(42,547)
Income tax expense	171	108	315	211
Net Income (Loss)	6,941	3,227	(63,509)	(42,758)
Less: Net Income attributable to participating securities	—	(3,227)	—	—
Net Income (Loss) attributable to common stockholders	$6,941	$—	$(63,509)	$(42,758)
Net Income (Loss) per share attributable to common stockholders—basic	$0.07	$—	$(2.24)	$(9.01)
Net Income (Loss) per share attributable to common stockholders—diluted	$0.06	$—	$(2.24)	$(9.01)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—basic	96,492	4,811	28,308	4,746
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—diluted	119,140	4,811	28,308	4,746

(1)	Stock-based compensation was allocated as follows:

Cost of player revenue	$46	$48	$145	$136
Cost of platform revenue	23	59	81	224
Research and development	1,636	842	4,714	2,766
Sales and marketing	718	555	2,817	2,292
General and administration	1,013	686	3,196	2,788
Total stock-based compensation	$3,436	$2,190	$10,953	$8,206

Roku Q4 2017 Shareholder Letter	10

ROKU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

(unaudited)

	As of
	December 31, 2017	December 31, 2016
	(in thousands)
Assets
Current Assets:
Cash	$177,250	$34,562
Accounts receivable, net of allowances	120,553	79,473
Inventories	32,740	43,568
Prepaid expenses and other current assets	11,367	4,981
Deferred cost of revenue	3,007	2,636
Total current assets	344,917	165,220
Property and equipment, net	14,736	9,528
Deferred cost of revenue, non-current portion	5,403	3,815
Intangible assets, net	2,030	—
Goodwill	1,382	—
Other non-current assets	3,429	515
Total Assets	$371,897	$179,078
Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$56,413	$31,397
Accrued liabilities	72,344	46,156
Current portion of long-term debt	—	15,000
Deferred revenue, current portion	34,501	23,952
Total current liabilities	163,258	116,505
Preferred stock warrant liability	—	9,990
Deferred revenue, non-current portion	48,511	29,084
Other long-term liabilities	7,849	4,143
Total Liabilities	219,618	159,722
Convertible Preferred Stock:
Convertible preferred stock, $0.0001 par value	—	213,180
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	10	3
Additional paid-in capital	435,607	26,002
Accumulated deficit	(283,338)	(219,829)
Total stockholders’ equity (deficit)	152,279	(193,824)
Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$371,897	$179,078

Roku Q4 2017 Shareholder Letter	11

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Year Ended
	December 31, 2017	December 31, 2016
	(in thousands)
Cash flows from operating activities:
Net loss	$(63,509)	$(42,758)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,336	5,302
Impairment of assets	—	320
Stock-based compensation expense	10,953	8,206
Provision for doubtful accounts	104	336
Change in fair value of preferred stock warrant liability	40,333	(888)
Noncash interest expense	784	115
Loss on disposals of property and equipment	54	29
Loss from exit of facilities	525	3,804
Loss from extinguishment of debt	2,338	—
Write-off of deferred initial public offering costs	—	594
Changes in operating assets and liabilities:
Accounts receivable	(41,184)	(26,354)
Inventories	10,828	(13,256)
Prepaid expenses and other current assets	(6,514)	(544)
Deferred cost of revenue	(1,959)	(2,885)
Other noncurrent assets	(2,794)	448
Accounts payable	24,315	(2,808)
Accrued liabilities	24,127	17,796
Other long-term liabilities	3,579	294
Deferred revenue	29,976	19,786
Net cash provided by (used in) operating activities	37,292	(32,463)
Cash flows from investing activities:
Purchase of property and equipment	(9,229)	(8,596)
Purchase of business, net of cash acquired	(2,959)	—
Restricted cash and deposits	(80)	29
Net cash used in investing activities	(12,268)	(8,567)
Cash flows from financing activities:
Payments of costs related to initial public offering	—	(594)
Proceeds from borrowings	24,691	15,000
Repayments of borrowings	(40,446)	(15,000)
Proceeds from exercise of stock options, net of repurchases	1,773	438
Proceeds from issuance of common stock pursuant to an initial public offering, net of issuance costs	131,646	—
Net cash provided by (used in) financing activities	117,664	(156)
Net Increase (Decrease) In Cash	142,688	(41,186)
Cash—Beginning of period	34,562	75,748
Cash—End of period	$177,250	$34,562
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,149	$236
Cash paid for income taxes	$222	$121
Supplemental disclosures of noncash investing and financing activities:
Purchases of property and equipment recorded in accounts payable and accrued liabilities	$1,250	$306
Fair value of preferred stock warrants reclassified to additional paid-in-capital	$52,355	$—
Issuance of convertible preferred stock warrants in connection with debt	$2,032	$—

Roku Q4 2017 Shareholder Letter	12

ROKU, INC.

NON-GAAP INFORMATION (in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$6,941	$3,227	$(63,509)	$(42,758)
Other (income) expense, net	2,382	44	43,578	(814)
Stock-based compensation	3,436	2,190	10,953	8,206
Depreciation and amortization	1,453	1,101	5,336	5,302
Income tax expense	171	108	315	211
Adjusted EBITDA	$14,383	$6,670	$(3,327)	$(29,853)

Pro forma basic and diluted net income (loss) per share
Numerator:
Net income (loss) attributable to common stock holders	$6,941	$—	$(63,509)	$(42,758)
Add: Income attributable to participating securities	—	3,227	—	—
Add: Change in fair value of convertible preferred stock warrant liability	—	199	40,333	(888)
Net income (loss) attributable to common stockholders used in computing pro forma basic and diluted net income (loss) per share	$6,941	$3,426	$(23,176)	$(43,646)
Denominator:
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—basic	96,492	4,811	28,308	4,746
Add: Pro forma adjustments	1,738	80,844	60,688	80,844
Weighted-average shares used in computing pro forma net income (loss) per share attributable to common stockholders—basic	98,230	85,655	88,996	85,590
Pro forma net income (loss) per share—basic	$0.07	$0.04	$(0.26)	$(0.51)

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—diluted	119,140	4,811	28,308	4,746
Add: Pro forma adjustments	1,738	90,183	60,688	80,844
Weighted-average shares used in computing pro forma net income (loss) per share attributable to common stockholders—diluted	120,878	94,994	88,996	85,590
Pro forma net income (loss) per share—diluted	$0.06	$0.04	$(0.26)	$(0.51)

Roku Q4 2017 Shareholder Letter	13